Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report(s) dated August 25, 2008 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Sara Lee Corporation’s 2008 Annual Report to Stockholders, which is incorporated by reference in Sara Lee Corporation’s Annual Report on Form 10-K for the year ended June 28, 2008. We also consent to the incorporation by reference of our report dated August 25, 2008 relating to the financial statement schedules, which appears in such Annual Report on Form 10-K. We also consent to the references to us under the heading “Experts” in this Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

November 26, 2008